Exhibit 10.2
FIRST AMENDMENT TO
O’CHARLEY’S INC.
EXECUTIVE EMPLOYMENT AGREEMENT
(the “Amendment”)
O’CHARLEY’S INC.
(the “Company”)
and
Lawrence E. Hyatt
(“Executive”)
January 12, 2009
BACKGROUND
A.	Executive is currently employed as the Company’s Chief Financial Officer, Secretary and Treasurer and is party to that certain O’Charley’s Inc. Executive Employment Agreement dated as of November 6, 2007 by and between the Company and Executive (the “Agreement”).

B.	Executive has agreed to serve as the Company’s interim Chief Executive Officer and President commencing February 12, 2009 until the hiring of a new Chief Executive Officer and President.

C.	The Company and Executive desire to amend the Agreement to address the matters set forth below.
     NOW, THEREFORE, the Company and the Executive hereby amend the Agreement as follows:
     Section 1. Section 1.1 of Article I of the Agreement is hereby amended by adding the following sentence to the end thereof:
          “In addition, commencing February 12, 2009 the Company hereby employs Executive as the Company’s interim Chief Executive Officer and President until the hiring of a new Chief Executive Officer and President or such earlier time as determined by the Board of Directors.”
     Section 2. Section 1.3 of Article I of the Agreement is hereby amended to provide that the defined term “Initial Term” shall mean August 29, 2011.
     Section 3. The following shall be added as Section 2.5 of Article II of the Agreement:

     “2.5 Compensation as Interim CEO and President. For services rendered as interim Chief Executive Officer and President of the Company, the Company shall pay Executive, in addition to the Base Salary, $1,500 per week that Executive serves as interim Chief Executive Officer and President. Such compensation shall be paid in a lump sum payment upon the hiring of a new Chief Executive Officer and President of the Company or such earlier date as Executive shall cease serving as interim Chief Executive Officer and President. Such compensation shall not factor into any bonus calculations or severance payment calculations for Executive, under this Agreement or otherwise.”
     Section 4. Section 3.2(a)(i) of Article III of the Agreement is hereby deleted in its entirety and replaced with the following:
          “(i) continued monthly payments, in accordance with the Company’s regular payroll practices, for a period of twelve (12) months after the date of termination equal to the sum of (1) one-twelfth (1/12) of Executive’s Base Salary, and (2) one-twelfth (1/12) of the greater of Executive’s target annual bonus for the fiscal year in which the date of termination occurs, or the Executive’s target annual bonus for the 2008 fiscal year;”
     Section 5. Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement shall remain in full force and effect in all respects.
     Section 6. Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
     Section 7. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, without regard to its conflict of laws rules.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

O’CHARLEY’S INC.
By:	/s/ Gregory L. Burns
	Name:	Gregory L. Burns
	Title:	President and Chief Executive Officer

EXECUTIVE
/s/ Lawrence E. Hyatt
Name:	Lawrence E. Hyatt
Title:	Chief Financial Officer, Secretary and Treasurer